CONTRACT FOR
INVESTMENT ADVISORY SERVICES



Agreement made on May 14, 1993 between The Berwyn Fund, Inc., a Pennsylvania corporation, having its principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, herein referred to as the Fund, and The Killen Group, Inc., a Pennsylvania corporation, having its principal place of business at 1189 Lancaster Avenue, Berwyn, Pennsylvania, herein referred to as the Adviser.

l.	The Fund shall register with the Securities and Exchange
Commission as a non-diversified, open-end management investment company under the provisions of the Investment Company Act of 1940 and shall qualify to engage in business under said act and other applicable federal and state statutes.

2.	The Adviser is registered under the Investment Advisers Act and is engaged in the business of acting as an Investment Adviser and rendering research and Advisory services.

3.	The Fund desires to retain the Adviser to render such services to the Fund in the manner and on the terms and conditions hereinafter set forth.

4.	Nothing contained herein shall be deemed to require the Fund to take any action contrary to its certificate of incorporation or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Fund of its responsibility for, and control of, the conduct of the affairs of the Fund.

For the reasons recited above, and in consideration of the mutual promises contained herein, the Fund and Adviser agree as follows:



SECTION ONE

INVESTMENT ADVICE AND OTHER SERVICES


	a.	Adviser shall to the extent reasonably required in the
conduct of the business of the Fund, place at the disposal of the Fund, its judgment and experience and furnish to the Fund advice and recommendations with respect to investments, investment policies, the purchase and sale of securities, and the management of its resources. Adviser shall also, from time to time, furnish to or place at the disposal of the Fund such reports and information relating to industries, businesses, corporations or securities as may be reasonably required by the Fund or as Adviser may deem to be helpful to the Fund in the administration of its investments.

	b.	Adviser agrees to use its best efforts in the furnishing
of such advice and recom-mendations and in the preparation of such reports and information, and for this purpose Adviser shall at all times maintain a staff of Officers and other trained personnel for the performance of its obligations under this agreement. Adviser, may at its expense, employ other persons to furnish to Adviser statistical and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments and such other information, and advice and assistance as Adviser may desire.

	c.	The Fund will from time to time furnish to Adviser
detailed statements of the investments and resources of the Fund and information as to its investment problems, and will make available to Adviser such financial reports, proxy statements, and legal and other information relating to its investments as may be in possession of the Fund or available to it.



SECTION TWO

COMPENSATION TO INVESTMENT ADVISER


	a.	The Fund agrees to pay to Adviser and Adviser agrees to
accept, as full compensation for all services rendered and as full reimbursement for all expenses assumed by Adviser hereunder, an annual fee equal to l.0% of the average daily net assets of the Fund. The fee will be paid monthly.

	b.	Adviser agrees that neither it nor any of its Officers or
Directors shall take any long or short position in the capital stock of the Fund; but this prohibition shall not prevent the purchase by or for Adviser or any of its Officers or Directors of shares of the capital stock of the Fund at the price at which such shares are available to the public at the moment of purchase provided that (1) such purchase be made for investment purposes only and (2) if any shares of stock so purchased are resold within two months after the date of purchase, such fact will be immediately reported to the Fund.



SECTION THREE

PAYMENT OF EXPENSES


The Adviser shall provide and furnish office space to the Fund and provide personnel to administer the Fund's operations. The Adviser shall pay all expenses associated with the sales promotion of the Fund. The Fund will pay all other expenses incurred in the operation of the Fund.

The Adviser hereby agrees to reduce its fee in any fiscal year by any amount necessary to prevent Fund expenses and liabilities (excluding taxes, interest, brokerage commissions and extraordinary expenses, determined by the Fund or Adviser, but inclusive of the Adviser's fee) from exceeding 2%


of the net assets of the Fund. When the net assets of the Fund exceed $100 million, the Adviser agrees to reduce its fee in any fiscal year by any amount necessary to prevent Fund expenses and liabilities (excluding taxes, interest, brokerage commissions and extraordinary expenses, determined by the Fund or Adviser, but inclusive of the Adviser's fee) from exceeding 1-1/2% of the net assets of the Fund.


SECTION FOUR

DURATION; TERMINATION


	a.	The term of this agreement shall begin on May 14, l993,
and this agreement shall continue from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof, if (1) such continuation shall be specifically approved at least annually by vote of a majority of the outstanding voting securities of the Fund; and (2) Adviser shall not have notified the Fund, in writing, at least sixty days prior to the date of the Annual Shareholders Meeting of any year, that it does not desire such continuation.

	b.	This agreement may be terminated by the Fund on 60 days
notice in writing to Adviser, without the payment of any penalty, provided such termination be authorized by resolution of the Board of Directors of the Fund or by vote of a majority of its outstanding voting securities.



SECTION FIVE

AMENDMENT OF AGREEMENT


This agreement may not be amended, transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of the holders of a majority of the outstanding voting securities of the Fund; and this agreement shall automatically and immediately terminate in the event of its assignment by Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be signed by their respective Officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, the day and year first above written.

THE BERWYN FUND, INC.	THE
KILLEN GROUP, INC.



by:           Kevin M. Ryan                      	by:
Robert E. Killen
            Secretary-Treasurer
President